Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Core Bond Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	9,844,447	.24		41,433,298	10.45
Class B	3,317,328	.20		15,939,024	10.45
Class C	2,484,761	.20		12,728,008	10.45
Class I	86,336,208	.25		330,178,319	10.45
Class IS1,025,892	.24		4,290,722	10.45
Class R	521,907		.22		2,781,081	10.45

Evergreen Select High Yield	 Bond Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class I 13,197,934      .31             28,181,816      9.08
Class IS   497,877      .30              1,676,147      9.08